Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Simwon America Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Common Stock (offered by the Registrant)	(1)	457(a)	1,500,000	$22.00	$33,000,000.00		$2,871.00
Fees Previously Paid	Equity	Common Stock (offered by the Selling Stockholders)		457(a)	1,000,000	22.00	22,000,000.00		1,914.00
Fees Previously Paid	Equity	Common Stock (subject to Over-Allotment Option, offered by Registrant)	(2)	457(a)	375,000	22.00	8,250,000.00		717.75
Fees Previously Paid	Equity	Common Stock issuable upon exercise of Representative's Warrants	(3)	Other	125,000	$22.00	$2,750,000.00		$239.25

Total Offering Amounts:							$66,000,000.00		5,742.00
Total Fees Previously Paid:									5,742.00
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Offering size related information shall be determinated.
(2)	As of the date of this amendment, the following changes have been made to the securities being registered:

(a) Common Stock (subject to Over-Allotment Option, offered by Selling Stockholders): This security type has been removed and any registration fees previously paid with respect to such securities have been reallocated to the remaining security type as set forth in the "Fees Previously Paid" rows above.

(b) Common Stock (subject to Over-Allotment Option, offered by Registrant): The number of shares of Common Stock registered has been increased from 225,000 shares to 375,000 shares. The corresponding registration fee has been increased accordingly, and the full amount of such fee has been paid as reflected in the "Fees Previously Paid" rows.
(3)	Represents warrants to purchase up to 1,000,000 shares of Common Stock issuable to the representative of the underwriters as part of underwriting compensation. The shares of Common stock underlying such warrants are being registered hereby.